Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333- 257360) of Procaccianti Hotel REIT, Inc. and in the related Prospectus of our report dated March 23, 2026, with respect to the consolidated financial statements of Procaccianti Hotel REIT, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 23, 2026